            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 20, 1999

                                   $70,000,000

                             KENTUCKY POWER COMPANY

                     Floating Rate Notes, Series B, due 2002
                                 ------------

      We will pay interest on the Floating Rate Notes on each February 19, May 19, August 19 and November 19. The first interest payment will be made on February 19, 2001. The annual interest rate on the Floating Rate Notes for each quarterly interest period will be reset quarterly based on the three-month LIBOR rate plus .65%. The Floating Rate Notes may be redeemed on any interest payment date on or after November 19, 2001. There is no sinking fund for the Floating Rate Notes.

      The Floating Rate Notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our secured debt, including $119,500,000 of outstanding first mortgage bonds as of November 10, 2000.

                                                                    Proceeds to
                                                      Underwriting   Kentucky
                                       Price to       Discounts and    Power
                                      Public (1)      Commissions     Company
                                      ----------                      --------

Per Floating Rate Note.............     100%             .25%          99.75%
Total..............................  $70,000,000       $.175,000    $69,825,000

      (1) Plus accrued interest, if any, from November 17, 2000, if settlement occurs after that date.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


    Delivery of the Floating Rate Notes in book-entry form only will be made on or about November 17, 2000.



Credit Suisse First Boston                             BNY Capital Markets, Inc.


          The date of this prospectus supplement is November 10, 2000.

                                 --------------


                                TABLE OF CONTENTS

Prospectus Supplement
                                             Page

USE OF PROCEEDS.............................  S-3
SUPPLEMENTAL DESCRIPTION OF THE
   FLOATING RATE NOTES......................  S-3
    Principal Amount, Maturity and Interest.  S-3
    Redemption..............................  S-4
    Certain Definitions.....................  S-4
UNDERWRITING................................  S-5
NOTICE TO CANADIAN RESIDENTS................  S-7

Prospectus

WHERE YOU CAN FIND MORE
   INFORMATION ..............................  2
THE COMPANY..................................  2
PROSPECTUS SUPPLEMENTS.......................  2
RATIO OF EARNINGS TO.
   FIXED CHARGES.............................  3
USE OF PROCEEDS .............................  3
DESCRIPTION OF THE NOTES ....................  3
     General.................................  3
     Redemptions ............................  4
     Remarketed Notes......................... 4
     Book-Entry Notes - Registration,
        Transfer, and  Payment of Interest and
           Principal ......................... 4
Note Certificates- Registration, Transfer, and
   Payment of  Interest and Principal ........ 6
     Interest Rate............................ 6
           General............................ 6
           Fixed Rate Notes .................. 6
           Floating Rate Notes: General....... 6
      Floating Rate Notes: Date of Interest
         Rate Change.......................... 7
      Floating Rate Notes: When Interest
         Rate is Determined................... 7
      Floating Rate Notes: When Interest
        Is Paid............................... 7
      Floating Rate Notes: Interest Rate
        Formulas.............................. 8
     Events of Default........................ 14
     Modification of Indenture................ 15
     Consolidation, Merger or Sale............ 15
     Legal Defeasance......................... 15
     Covenant Defeasance...................... 15
     Governing Law............................ 16
     Concerning the Trustee................... 16
PLAN OF DISTRIBUTION.......................... 16
LEGAL OPINIONS................................ 17
EXPERTS....................................... 17
GLOSSARY...................................... 17

                                 --------------

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

USE OF PROCEEDS

     We will use the net proceeds from the sale of the Floating Rate Notes to pay down short-term indebtedness, a portion of which was used to retire our $80 million Floating Rate Notes, Series A, due 2000, which matured on November 2, 2000.

SUPPLEMENTAL DESCRIPTION OF THE FLOATING RATE NOTES

     The following description of the particular terms of the Floating Rate Notes supplements and, to the extent it is not consistent with the description of the general terms and provisions of floating rate notes under "Description of the Notes" in the accompanying Prospectus, supersedes such description. There will be no additional pricing supplement relating to the Floating Rate Notes. We will issue the Floating Rate Notes under an Indenture, dated as of September 1, 1997, between us and Bankers Trust Company, as Trustee, as supplemented and amended and as to be further supplemented and amended.

Principal Amount, Maturity and Interest

     This series of Floating Rate Notes will be limited in aggregate principal amount to $70,000,000.

     The Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest, on November 19, 2002. The Company will pay interest on the Floating Rate Notes on each February 19, May 19, August 19 and November 19, commencing on February 19, 2001 through the maturity date of November 19, 2002. Interest will accrue from the issue date of November 17, 2000 and will be paid to holders of record on the fifteenth calendar day before each interest payment date. If the scheduled interest payment date (other than the maturity date) of the Floating Rate Notes falls on a day which is not a Business Day, such interest payment date will be the following date that is a Business Day, except that if such Business Day is in the next calendar month, such interest payment date shall be the immediately preceding Business Day. If the maturity date of the Floating Rate Notes falls on a day that is not a Business Day, we will make the required payment of principal and/or interest on the following day which is a Business Day as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment.

     The Floating Rate Notes will bear interest for each quarterly Interest Period at an annual rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus .65%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the trustee for the Floating Rate Notes, if the trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Floating Rate Notes, the Company and the trustee for the Floating Rate Notes.

     If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the notes as follows:

     (1) In the event no Reported Rate (as defined below) appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m. London time on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which three month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus .65%.

     (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U. S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus .65%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

     Upon the request of a holder of the Floating Rate Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

Redemption

        All or part of the Floating Rate Notes may be redeemed from time to time on any interest payment date on or after November 19, 2001 at our option, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the Floating Rate Notes to be redeemed plus interest accrued to the redemption date. The Floating Rate Notes are not subject to the benefits of any sinking fund.

Certain Definitions

        The following definitions apply to the Floating Rate Notes and, to the extent they are inconsistent with definitions appearing in the accompanying Prospectus, supersede the definitions in the accompanying Prospectus.

     "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

        "Calculation Agent" means Bankers Trust Company, or its successor appointed by the Company, acting as calculation agent.

        "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

        "Interest Period" means the period commencing on an interest payment date for the Floating Rate Notes (or commencing on the issue date for the Floating Rate Notes, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding interest payment date for the Floating Rate Notes.

        "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U. S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to the Company, at approximately 11:00 a.m. London time on the Interest Determination Date (the "Reported Rate").

        "London Business Day" means a day other than a Saturday or Sunday that is not a day on which banking institutions in London, England and New York, New York are authorized or obligated by law or executive order to be closed and a day on which dealings in deposits in U. S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

        "Telerate Page 3750" means the display designated on page 3750 on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.
S. dollar deposits).

     We will issue the Floating Rate Notes only in registered form in multiples of $1,000. We will pay the principal of the Floating Rate Notes and interest payable at maturity in immediately available funds at the office of Bankers Trust Company, Four Albany Street, New York, New York.

UNDERWRITING

     Under the terms and subject to the conditions of the underwriting agreement dated November 10, 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of Floating Rate Notes:

                                    Principal
                                      Amount
        Underwriter                  Of Notes
        -----------                  --------
Credit Suisse First Boston         $ 42,000,000
    Corporation
BNY Capital Markets, Inc.          $ 28,000,000
                                   ------------
           Total                   $ 70,000,000
                                   ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the Floating Rate Notes if any are purchased.

     We estimate that our expenses for this offering will be approximately $140,000.

     The underwriters propose to offer the Floating Rate Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of .15% of the principal amount per Floating Rate Note. The underwriters and selling group members may allow a discount of .10% of the principal amount per Floating Rate Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

     The Floating Rate Notes are a new issue of securities with no established trading market. The Floating Rate Notes will not be listed on any securities exchange. One or more of the underwriters intends to make a secondary market for the Floating Rate Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Floating Rate Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Floating Rate Notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

o Over-allotment involves sales by the underwriters of shares in excess of the principal amount of the Floating Rate Notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters may close out any short position by purchasing Floating Rate Notes in the open market.

o Syndicate covering transactions involve purchases of Floating Rate Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Floating Rate Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Floating Rate Notes or preventing or retarding a decline in the market price of the Floating Rate Notes. As a result the price of the Floating Rate Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     We expect that delivery of the Floating Rate Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the 5th business day following the date of pricing
                                      S-6
of the Floating Rate Notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Floating Rate Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Floating Rate Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

     The underwriters or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the Floating Rate Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Floating Rate Notes are made. Any resale of the Floating Rate Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Floating Rate Notes.

Representations of Purchasers

     By purchasing Floating Rate Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and to the dealer from whom the purchase confirmation is received that

o the purchaser is entitled under applicable provincial securities laws to purchase the Floating Rate Notes without the benefit of a prospectus qualified under those securities laws,

o where required by law, the purchaser is purchasing as principal and not as agent, and

o   the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U. S. federal securities laws.

Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or
                                      S-7
such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of Floating Rate Notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Floating Rate Notes acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR#95/17, a copy of which may be obtained from us. Only one report must be filed for Floating Rate Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of Floating Rate Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Floating Rate Notes in their particular circumstances and about the eligibility of the Floating Rate Notes for investment by the purchaser under relevant Canadian legislation.
                                      S-8

                                   PROSPECTUS

                             KENTUCKY POWER COMPANY
                               1701 Central Avenue
                             Ashland, Kentucky 41101
                                 (800) 572-1141

                                  $150,000,000

                                 UNSECURED NOTES

                                  TERMS OF SALE

The following terms may apply to the notes that we may sell at one or more times. A pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a pricing supplement will identify the exchange and state when we expect trading could begin.

        - Mature 9 months to 42 years

        - Fixed or floating interest rate. The floating interest rate formula would be based on:

          Commercial paper rate                     LIBOR
          Prime rate                                Treasury rate
          CD rate                                   CMT rate
          Federal Funds rate                        Another interest rate index

        - Remarketing features

        - Certificate or book-entry form

        - Subject to redemption

        - Not convertible, amortized or subject to a sinking fund

        - Interest paid on fixed rate notes quarterly or semi-annually

        - Interest paid on floating rate notes monthly, quarterly,semi-annually, or annually

        - Issued in multiples of a minimum denomination

The notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 20, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

      - Annual Report on Form 10-K for the year ended December 31, 1998.


You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Mr. G. C. Dean
         American Electric Power Service Corporation
         1 Riverside Plaza
         Columbus, Ohio 43215
         614-223-1000

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

        We generate, sell, purchase, transmit and distribute electric power. We serve approximately 170,000 customers in eastern Kentucky. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1701 Central Avenue, Ashland, Kentucky 41101 (telephone number 800-572-1141). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-223-1000).

                             PROSPECTUS SUPPLEMENTS

        We provide information to you about the notes in three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) the pricing supplement provides the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

      Twelve Months
      Period Ended                  Ratio
      ----------------              -----
      December 31, 1994             2.30
      December 31, 1995             2.22
      December 31, 1996             1.88
      December 31, 1997             2.12
      December 31, 1998             2.09

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.


                                 USE OF PROCEEDS

        The net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business. These purposes include redeeming or repurchasing outstanding debt and other corporate purposes. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 1999 will approximate $42,500,000. At March 24, 1999, our outstanding short-term debt was $12,000,000.

                            DESCRIPTION OF THE NOTES
General

        We will issue the notes under the Indenture dated September 1, 1997 (as previously supplemented and amended) entered into between us and the Trustee, Bankers Trust Company. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, review the Indenture and any supplemental indentures or company orders that we file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at Four Albany Street, New York, New York.

        The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms.

         The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of May 1, 1949, as previously supplemented and amended, between us and Bankers Trust Company, as trustee. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

        The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

        In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

        The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

        If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

        If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

        Book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

        A number of its Direct Participants and the New York Stock Exchange,Inc. The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

        However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

        According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

        Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

      - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

      - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

        If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Interest Rate

        General

        We have provided a Glossary at the end of this prospectus to define the capitalized terms used in discussing the interest rates payable on the notes.

        The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

        If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

        Fixed Rate Notes

        Each pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a Business Day, we will pay interest on the next Business Day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

        Floating Rate Notes:  General

        Each floating rate note will have an interest rate formula. The formula may be based on:

         - the commercial paper rate; - the prime rate; - the CD rate; - the federal funds effective rate; - the LIBOR; - the Treasury rate; - the CMT rate; or - another interest rate index.

        The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

        Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

        Floating Rate Notes: Date of Interest Rate Change

        The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

      - for notes which reset daily, each Business Day;

      - for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

      - for Treasury rate notes which reset weekly, the Tuesday of each week; for notes which reset monthly, on the third Wednesday of each month;

      - for notes which reset quarterly, the third Wednesday of March, June, September and December;

      - for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

      - for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

        The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first Interest Reset Date. After that, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

        Floating Rate Notes: When Interest Rate Is Determined

        The Interest Determination Date for all notes (except Treasury rate notes) is the second Business Day before the Interest Reset Date (second London Business Day before the Interest Reset Date for LIBOR notes).

        The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding
Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

        Floating Rate Notes:  When Interest Is Paid

        Interest is paid as follows:

        - for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

        - for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

        - for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;

        - for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

        - at maturity or redemption.

        If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest shall be due. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

        Unless an applicable pricing supplement states otherwise, the record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day.

        The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, the date of maturity or redemption.

        The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the applicable pricing supplement states otherwise, or the notes are Treasury rate notes or CMT rate notes, in which case it will be divided by the actual number of days in the year.

        All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and
9.876544%  (or  .09876544)  being  rounded to 9.87654% (or  .0987654)),  and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

        Floating Rate Notes:  Interest Rate Formulas

        Commercial Paper Rate Notes. Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in the applicable pricing supplement.

        "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the

Index Maturity specified in the applicable pricing supplement as published in Federal Reserve Statistical Release H.15(519) under the heading "Commercial Paper--Nonfinancial."

        The following procedures will occur if the rate cannot be set as described above:

             (a) If that rate is not published in H.15 (519) prior to 3:00 P.M. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

             (b) If the rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Rate Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

             The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M. on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized rating agency.

             (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

        Prime Rate Notes. Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

        "Prime   Rate"  means,   with   respect  to  any  Prime  Rate   Interest
Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

        The following procedures will occur if the rate cannot be set as described above:

             (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the Prime Rate will be the average of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

             (b) If fewer than four rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

             (c) If fewer than four banks are quoting as mentioned, the Prime Rate shall be determined on the basis of the rates furnished in New York by the major money center banks, if any, that have provided such quotations, and by an appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

           (d) Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

        CD Rate Notes. Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

        "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

        The following procedures will occur if the rate cannot be set as described above:

             (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the CD Rate will be the rate on that CD Rate Interest Determination Date for negotiable U.S. Dollar certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

             (b) If that rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Rate Interest Determination Date shall be calculated by the Calculation Agent as follows:

             The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a representative amount.

             (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

        Federal Funds Rate Notes. Each federal funds rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds rate note and in the applicable pricing supplement.

        "Federal Funds Rate" means, with respect to any Federal Funds Rate Interest Determination Date, the rate on such date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)."

        The following procedures will occur if the rate cannot be set as described above:

             (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the Federal Funds Rate will be the rate on that

Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

             (b) If that rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Rate for that Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent as follows:

             The Federal Funds Rate will be the average of the rates, as of 9:00 A.M. on that date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York selected by the Calculation Agent.

             (c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

        LIBOR Notes. Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

        "LIBOR" means the London interbank offered rate for deposits in U.S. dollars and will be determined by the Calculation Agent as follows:

             (a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

                  (1) the average of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

                 (2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

             If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

             In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

               (b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

             The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

             (c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M. on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

             (d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

        Treasury Rate Notes. Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

        "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."
        The following procedures will occur if the rate cannot be set as described above:

             (a) If that rate is not published in H.15(519) by 3:00 P.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

             (b) If the results of the auction of Treasury Bills having the applicable Index Maturity are not published in H.15(519) by 3:00 P.M., or otherwise published or reported as provided above by 3:00 P.M. on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

             The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity.

             (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

        CMT Rate Notes. Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

        "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities.. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

        (1) if the Designated CMT Telerate Page is 7055, the rate for the a pplicable CMT Rate Interest Determination Date; or

        (2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Rate Interest Determination Date occurs.

        The following procedures will occur if the rate cannot be set as described above:

             (a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate note, the Designated CMT Telerate Page shall be 7052 for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable Index Maturity as published in the relevant H.15 (519).

             (b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be the Treasury constant maturity rate for the applicable Index Maturity (or other United States Treasury rate for such Index Maturity for that CMT Rate Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

             (c) If that information is not provided by 3:00 P.M. on the related Calculation Date, then the CMT Rate for that CMT Rate Interest Determination Date will be calculated by the Calculation Agent as follows:

             The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent. These dealers will be selected from five such Reference Dealers.

             The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the

      United   States   ("Treasury   Notes")   with  an  original   maturity  of
      approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

             If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

             (d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Rate Interest Determination Date will be calculated by the Calculation Agent as follows:

             The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Rate Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

             If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

             (e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Events of Default

        "Event of Default" means any of the following:

           - failure to pay for three Business Days the principal of (or premium, if any, on) any note of a series when due and payable;

         - failure to pay for 30 days any interest on any note of any series when due and payable;

         - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

         - certain events of bankruptcy or insolvency; or

         - any other event of default specified in a series of notes.

        An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

        The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

        Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

        Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

        We may merge or consolidate with any corporation or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

        We will be discharged from our obligations on the notes of any series at any time if:

        - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

        - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

        If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Covenant Defeasance

        We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above.

See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

        The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

        We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business.

                              PLAN OF DISTRIBUTION

        We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

        Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

        Unless the pricing supplement states otherwise, the notes will be sold to the public at 100% of their principal amount. Agents will receive commissions from .125% to .750% of the principal amount per note depending on the maturity of the note they sell.

        The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

        If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions.
The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

        We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

        Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

        Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                     EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                    GLOSSARY

        Set forth below are definitions of some of the terms used in this Prospectus.

        "Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in New York, New York, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        "Calculation Agent" means the entity we choose to perform the duties related to interest rate calculation and resets for floating rate notes. The applicable pricing supplement will identify the Calculation Agent.
        "Calculation Date" means the date on which the Calculation Agent calculates an interest rate for a floating rate note, which will be one of the following:

     "Prime   Rate"  -  tenth  day  after  the  related   Prime  Rate   Interest
     Determination Date or, if such day is not a Business Day, the next Business Day.

     "CD Rate" - tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

     "CMT Rate" - tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

     "Commercial Paper Rate" - tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

      "LIBOR" - the LIBOR Interest Determination Date.

      "Treasury Rate" - tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Day.

      "Federal Funds Rate" - tenth day after the related Federal Funds Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

        "Composite Quotations" means the successor publication to the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government
 Securities,"
published by The Federal Reserve Bank of New York.

        "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement and on the face of such CMT Rate note (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

        "H.15 (519)" means the weekly statistical release entitled "Statistical Release H.15 (519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

        "Index Maturity" means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

        "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

        "Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

        "Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield  =    D X 360        X 100
                       ---------------
                       360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

        "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

        "Reuters Screen USPRIME1 Page" means the display designated as page USPRIME1 on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

        "Spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

       "Spread Multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

        "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates of major banks for U.S. dollar deposits.